                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into and effective as of this 1st day of December 1997, by and between KENETECH Energy Systems, Inc. a Delaware corporation (the "Company"), KENETECH Corporation (the "Parent"), KES Penuelas Holdings, Inc., KES LNG, Ltd.; KES Penuelas Ltd., KES Puerto Rico, L.P., KES Bermuda, Inc. (collectively referred to as the "Subsidiaries"), and Michael U. Alvarez, an individual currently employed by the Company (the "Executive").

                                    RECITALS:

A. The Executive presently is employed as an Executive Officer by the Company and has valuable experience and knowledge with respect to the business and affairs of the Company, the Parent and its Subsidiaries;

B. The Parent, the Company and its Subsidiaries (each jointly and severally an "Employer" and, collectively, the "Employers") desire to continue the services of the Executive for the purposes of disposing of the Company's interests (the "EcoElectrica Interest") in EcoElectrica, L.P.
     ("EcoElectrica"), and are willing to offer the Executive the incentive to do so in the form of a written Employment Agreement which supersedes all prior Employment Agreements executed by the parties hereto, and the Executive desires to enter into a new Employment Agreement;

C. Representatives of the holders of not less than $34 million principal amount of the Parent's 12 3/4% Secured Notes (the "Secured Notes") have participated in the negotiation of this Employment Agreement and have represented that such holders, and perhaps others, are prepared to give written assurances to the Executive substantially to the effect that such holders (and their assignees and transferees) will not object to and will support the terms of this Employment Agreement before any tribunal with appropriate jurisdiction (the "Assurances") and each Employer has agreed to use its best efforts to obtain Assurances from the holders of not less than $51 million principal amount of Secured Notes which, when received, shall be filed by the Secretary of each Employer with minutes of meetings of the Board of Directors of such Employer. The Executive has specifically relied on the expectation of receiving the Assurances prior to the filing by any Employer of any bankruptcy petition under the Federal Bankruptcy Code as an inducement to enter into this Employment Agreement and cancel the existing employment agreement.

D. This Employment Agreement has been approved by the Board of Directors of the Parent and is to be approved by the Board of Directors of each of the Company and the Subsidiaries. The execution of this Employment Agreement conclusively evidences that such approvals have been duly authorized by the respective Boards of Directors certifying that each of the obligations owing to the Executive hereunder are joint and several obligations of each of the Employers. Copies of the Resolutions of the respective Boards of Directors are attached hereto.

NOW, THEREFORE, in consideration of the above recitals; the continued employment of the Executive by the Employers, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

                                    AGREEMENT

1. EMPLOYMENT

1.1 Duties. The Employers will continue to employ the Executive in his current position for the Employment Period. The Executive agrees to continue in such employment for the duration of the Employment Period and to perform in good faith and to the best of the Executive's ability all services which may be required of the Executive's position and to be available to render such services at all reasonable times and places in accordance with reasonable directives and assignments issued by the President of the Company and the Company's Board of Directors. During the Executive's Employment Period, he will devote such time and effort as may be necessary to implement the business and affairs of the Employers within the scope of the executive office. The Executive's principal employment location shall be San Francisco, California and the Executive shall have no obligation to relocate at the request of the Company. Except to the extent allowed by the Board of Directors of the Company, the Executive will not, whether for the Executive's own account or as an employee, consultant or advisor, provide services to any business enterprise which is in direct competition with the Employers, provided, however, that the Executive will have the right to consult with and provide services to any other business enterprise, and to perform such incidental services as are necessary in connection with (a) the Executive's private passive investments, (b) the Executive's charitable or community activities, and (c) the Executive's participation in trade or professional organizations, but only to the extent in each case that such services do not interfere with the performance of the Executive's services hereunder.

1.2 Term of Employment. Unless sooner terminated in connection with a termination for cause (pursuant to paragraph 1.5 hereof), the Executive is and will continue to be employed by the Employers for a period (the "Employment Period") until the later to occur of: (a) December 31, 1998;
     (b) 90 days following the closing of the sale of the EcoElectrica Interest; and (c) the date on which all payments due hereunder are fully and finally paid; at the Executive's current annual base salary ("Base Salary") and with the same employee benefits applicable as of January 1, 1997.

1.3 Death of Executive. The employment relationship established by this Employment Agreement shall be terminated automatically upon the death of the Executive; provided, however, that if any of the Special Bonus Payments (as defined in paragraph 2 hereof) would otherwise have been earned or would have been payable within one year of the date of the Executive's death, the Employers will pay the Executive's estate such Special Bonus Payments.

1.4 Disability of Executive. This Employment Agreement shall be terminated automatically upon the permanent disability of the Executive. For purposes of this Employment Agreement, a permanent disability shall be deemed to have occurred if (a) the Executive is unable to perform his material duties hereunder for a period of ninety (90) consecutive days, or one hundred eighty (180) days in any one (1) year period, on account of any physical or mental disability, or (b) a licensed physician selected by the Company and approved by the Executive (or his closest relative if the Executive is unable to act), which approval shall not be unreasonably withheld, makes a medical determination of physical or mental disability or incapacity of the Executive, provided, however, that if any of the Special Bonus Payments would otherwise have been earned or would have been payable within one year of the date of the Executive's permanent disability, the Employers will pay the Executive such Special Bonus Payments.

1.5  Termination  for  Cause.  This  Employment   Agreement  may  be  terminated
     voluntarily by the Employers at any time during its term upon (a) any finding of felonious conduct or material fraud by the Executive or (b) embezzlement or misappropriation of funds or property of the Employers by the Executive, in each case upon written notice to the Executive specifying the cause for termination. This Employment Agreement may be terminated by the Employers at any time during its term upon (A) any material breach by the Executive of his duties under this Employment Agreement, (B) gross negligence by the Executive, (C) any conduct or act of moral turpitude, or any conduct or act done or committed by the Executive that will, in the minds of reasonable people, reflect negatively on the Employers, or that brings the Employers into public hatred, contempt or ridicule or that tends to shock or offend the community in which the Executive represents the Employers, in each case in a material or significant way, (D) the Executive's consistent refusal to perform his material duties and obligations, or (E) the Executive's willful and intentional misconduct in the performance of his material duties and obligations, in each case after written notice to the Executive specifying the cause for termination, and, in the case of the causes described in subparagraph (A) and (D) above, the passage of not less than thirty (30) days after receipt of such notice, during which time the Executive shall have the right to respond to the Employers' notice and cure the breach or other event giving rise to the termination.

1.6 Change in Control. Upon a Change in Control, the Employers will pay the Executive a lump sum amount equal to one year's Base Salary. For purposes of this Employment Agreement, "Change in Control" means:

     (a) a merger or acquisition in which the Parent is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Parent's incorporation;

     (b) the sale, transfer or other disposition of all or substantially all of the assets of the Parent in liquidation or dissolution of the Parent;

     (c) any reverse merger in which the Parent is the surviving entity, but in which fifty percent (50%) or more of the Parent's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or

     (d) the acquisition of more than fifty percent (50%) of the Parent's outstanding voting stock pursuant to a tender or exchange offer made by a person or related group of persons (other than the Parent or a person that directly or indirectly controls, is controlled by or is under common control with the Parent).

1.7 Withholding. The Employers will deduct and withhold, from the compensation payable to the Executive under this Employment Agreement, any and all Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Employers under the applicable statute or regulation.

2. SPECIAL BONUS PAYMENTS

The Employers shall pay the Executive certain bonuses (collectively referred to as "Special Bonus Payments") as set forth below.

2.1 Financial Closing Bonus. On the date EcoElectrica closes the funding of a nonrecourse construction loan pursuant to a Credit Agreement, dated as of October 31, 1997, among EcoElectrica, Banque Paribas and ABN AMRO Bank (the "Financial Closing"), the Employers will pay to the Executive a Financial Closing bonus in the amount of $350,000.

2.2 ECOELECTRICA BONUS. An EcoElectrica bonus (the "EcoElectrica Incentive") shall be paid to the Executive as follows. The EcoElectrica Incentive shall be determined with reference to Distributable Cash (as defined below) resulting from the transactions in which the Employers directly or indirectly sell, transfer or otherwise dispose of all or substantially all of the EcoElectrica Interest and shall not exceed six million dollars ($6,000,000) in an aggregate amount to be shared by the Executive, Aaron T. Samson and Scott J. Taylor. "Distributable Cash" means cash and or cash equivalents distributable or available for distribution by the Company and the Subsidiaries, to the Parent (including all cash paid, advanced, or distributed to the Parent and its affiliates after the date hereof) net of
     (a) amounts due under the Loan Agreement, dated as of August 30, 1996, by and between Lyon Credit Corporation and KES Penuelas Holdings, Inc., (b) liabilities known to the Company and those actually known by the Executive (other than nonrecourse debt or obligations) arising from the Company's ownership of Hartford Hospital, Chateaugay, Pepperell and other Company assets (other than the EcoElectrica Interest), (c) direct and approved costs of sale of EcoElectrica Interest, (d) up to $10 million in the aggregate in respect of the provision or payment of taxes payable by the Parent (on a consolidated basis) arising from the sale of the EcoElectrica Interest and/or amounts, if any, paid or provided by the Parent to reduce or settle intercompany claims or debts within the Parent's family as certified by the Chief Financial Officer, or other authorized officer of the Parent as of the date of such distribution (including crossclaims involving KENETECH Windpower, Inc. ("KWI")) and (e) Gross Sales Proceeds (as defined below) with respect to which Other Asset Incentive (as defined below) is paid. Distributable Cash is not reduced by (a) payments with respect to the EcoElectrica Incentive and the Other Asset Incentive or (b) costs or fees associated with bankruptcy filings, if any, by the Parent and/or affiliates. The Executive shall be entitled to receive a forty percent (40%) share (the "Share") of the EcoElectrica Incentive. The Share shall be paid to the Executive (the "Share Payments") as and when payments are made to the holders of the Secured Notes (the "Note Payments") in the same proportion each Note Payments bear to the lesser of (x) amounts of principal and interest remaining due on the Secured Notes on the date of such Note Payment or (y) the amount the holders of the Secured Notes have agreed to accept in full satisfaction of the Secured Notes; provided, however, that to the extent a Note Payment has been reduced, in effect, by an offset against Distributable Cash not described above, such Note Payment shall be deemed not to have been so reduced for purposes of the corresponding Share Payment; and, provided further, that in no event shall the entire Share be paid to the Executive later than the earlier of the first anniversary of the date of the sale of the EcoElectrica Interest or the date that the obligations under the Secured Notes have been cancelled. In his sole discretion, the Executive may direct the Company to allocate a portion of his share of the EcoElectrica Incentive (and the Other Asset Incentive) to other employees as additional compensation to them. If, due to reasons reasonably beyond the control of the Employers, the liabilities described in clause (d) have not been paid or provided for as of the time of distribution, then the Executive shall be entitled to distribution of 100% of his share of the EcoElectrica Incentive calculated to be due, assuming the total of such liabilities is $10 million less the amount that such liabilities as have been paid or provided for prior to the date of distribution; provided, however, that the balance due to the Executive shall from time to time be distributed immediately upon the provision or payment of any such liability (up to $10 million in the aggregate) or upon any determination that no further liabilities described in clause (d) exist, whichever first occurs. In the event the Parent determines not to sell the EcoElectrica Interest by December 31, 1998, and instead determines to refinance or otherwise provide for the payment or satisfaction of the Secured Notes or determines to recapitalize the Parent, Distributable Cash shall be determined at that time, with reference to the implied value of the EcoElectrica Interest and/or the Employers' then going concern value and shall make the Share Payments as and when the Note Payments are made as above provided, but in no event shall the entire Share be paid to the Executive later than the earlier of the first anniversary of the date of such refinancing or recapitalization or the date the Secured Notes have been cancelled.

       Distributable Cash                 EcoElectrica Incentive (Expressed as
                                          Incremental % of Distributable Cash)

       $100 million to $110 million                5
       $110 million to $120 million                6
       $120 million to $130 million                7.5
       $130 million to $140 million                9
       more than $140 million                     10

2.3 Other Asset Bonuses. Fifteen percent (15%) (but not to exceed $750,000 in the aggregate for the Executive, Aaron T. Samson and Scott J. Taylor) of the Gross Sales Proceeds resulting from the disposition of all miscellaneous assets of the Company (other than EcoElectrica) or settlement of any claims by or against the Company, including, but not limited to Hartford Hospital, KES Chateaugay, L.P. and Pepperell, shall be set aside at the time of each closing thereof for a fund to make bonus payments to the Executive, Aaron T. Samson and Scott J. Taylor (the "Other Asset Incentive"). The Executive shall be entitled to a forty percent (40%) share of the Other Asset Incentive funds received from the disposition of such assets or settlement of such claims within five (5) days of receipt by the Employers thereof.

     "Gross Sales Proceeds" means the amount of cash proceeds realized or to be realized by the Company and affiliates, without regard to actual or proposed timing of receipt, from a purchaser or through escrow releases (e.g., cash releases securing equity funding or indemnity deposits) and, in any case, without deduction for legal expenses, taxes, other fees, loan repayments, compensation payments or amounts paid to the KWI estate to settle creditors' claims.

3. CONFIDENTIALITY. The Executive hereby acknowledges that the Employers may, from time to time during the Employment Period, disclose to the Executive confidential information pertaining to the Employers' business and affairs and client base, including (without limitation) customer lists and accounts, other similar items indicating the source of the Employers' income, and information pertaining to the salaries and performance levels of the Employers' employees. The Executive will not, at any time during or after such Employment Period, disclose to any third party or directly or indirectly make use of any such confidential information, including (without limitation) the names, addresses and telephone numbers of the Employers' customers, other than in connection with, and in furtherance of, the Employers' business and affairs. All documents and data (whether written, printed or otherwise reproduced or recorded) containing or relating to any such proprietary information of the Employers which come into the Executive's possession during the Employment Period will be returned by the Executive to the Employers immediately upon the termination of the Employment Period or upon any earlier request by the Employers, and the Executive will not retain any copies, notes or excerpts thereof. The Executive's obligations under this Section 3 will continue in effect after termination of the Executive's employment with the Employers, whatever the reason or reasons for such termination, and the Employers will have the right to communicate with any of the Executive's future or prospective employers concerning the Executive's continuing obligations under this
     Section 3.

4. INDEMNIFICATION. The indemnification provisions for Officers and Directors under the Employers' Bylaws will (to the maximum extent permitted by law) be extended to the Executive, and during the period following the Executive's termination irrespective of a Change in Control, with respect to any and all matters, events or transactions occurring or effected during the Executive's Employment Period.

5. GOVERNING LAW. This Employment Agreement shall be governed, construed and interpreted under, and in accordance with, the laws of the State of California.

6. ENTIRE EMPLOYMENT AGREEMENT. This Employment Agreement constitutes the entire Employment Agreement (and supersedes and replaces in their entirety any prior Employment Agreements, arrangements and understandings) between the Executive, the Parent, the Company or the Subsidiaries with respect to the subject matter hereof, and no amendment hereof shall be deemed valid unless in writing and signed by the parties hereto.

7. INTERPRETATION AND CONSTRUCTION. The headings and sections of this Employment Agreement are inserted for convenience only and shall not be deemed to constitute part of this Employment Agreement. It is the intention of the parties hereto that the provisions contained herein be enforceable to the fullest extent permitted by applicable law. In the event that any provision of this Employment Agreement shall be finally determined to be unenforceable, such provision shall not be entirely void, but rather shall be limited or revised by a court of competent jurisdiction only to the extent necessary to make it enforceable, but every other provision of this Employment Agreement shall remain in full force and effect. In the event that this Employment Agreement is rejected as an executory contract or otherwise by any one, or more of the obligors hereunder, such rejection shall have no effect upon the liability of the remaining obligors.

8. BINDING EFFECT NONASSIGNABILITY; WAIVER. The rights and obligations of the Company, the Parent and the Subsidiaries under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Parent, the Company and its Subsidiaries and their successors and assigns. The rights and obligations of the Executive under this Employment Agreement are personal to the Executive and may not be assigned, transferred or delegated by the Executive to any other person or entity except as provided for herein. The waiver of any of the parties of any breach of any provision hereof shall not be effective unless in writing and shall not constitute a waiver by such party of any other succeeding breach of any provision hereof.

9. ACKNOWLEDGMENT. The Executive acknowledges that he has carefully read all of the provisions of this Employment Agreement, and has given careful consideration to the restrictions imposed upon him hereby, and he agrees that the same are necessary for the proper protection of the Employer's business and that the Employers have agreed to enter into this Employment Agreement in partial consideration of the representation of the Executive that he will abide by and be bound by such provisions. He further confirms that he considers each of said provisions to be reasonable with respect to the subject matter thereof.

10. DISPUTES. Any dispute or controversy arising among the parties to this Employment Agreement relating to the validity, enforceability, enforcement, performance, construction, and interpretation of this Employment Agreement, including a dispute pertaining to the validity or enforceability of this provision shall be enforceable in law and in equity and the expenses and attorneys' fees incurred by the Executive in seeking relief, in addition to such other relief as may be granted, shall be paid by the Employers. Any proceeding for injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) may be brought in any court of competent jurisdiction.

11. COUNTERPARTS. This Employment Agreement may be executed in two or more counterparts, all of which, when taken together, shall constitute one and the same Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

Dated:   February 20, 1998


______________________________           KES PENUELAS, LTD.
         Michael U. Alvarez              a BVI Company


KENETECH ENERGY SYSTEMS, INC.            By:
a Delaware corporation                       Mark D. Lerdal, Vice President


By:                                      KES PUERTO RICO, L.P.
   Mark D. Lerdal, Vice President        a Bermuda Exempted Limited Partnership


KENETECH CORPORATION,                    By:
Delaware corporation                       Mark D. Lerdal, Vice President
                                             KES LNG, Ltd., General Partner


By:                                      KES BERMUDA, INC.
    Mark D. Lerdal, CEO & President      a Delaware corporation


KES PENUELAS HOLDINGS, INC.              By:
a Delaware corporation                       Mark D. Lerdal, Vice President


By:
    Mark D. Lerdal, Vice President


KES LNG, LTD.
a BVI Company


By:
     Mark D. Lerdal, Vice President